UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event):  December 1, 2009

Commission File No. 001-33399

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COMVERGE, INC.
(Exact name of registrant as specified in its charter)

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DELAWARE	22-3543611
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

120 Eagle Rock Avenue, Suite 190
East Hanover, New Jersey 07936
(Address of Principal Executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement

On December 1, 2009, Comverge, Inc. voluntarily repaid its outstanding indebtedness under that certain Credit Agreement dated January 18, 2007, among Comverge, its wholly owned subsidiary, Alternative Energy Resources, Inc. as Borrower (“AER”) and General Electric Capital Corporation (“GECC”) as Lender (the “Credit Agreement”) and terminated the Credit Agreement.  The draw-down period for the Credit Agreement was scheduled to end on January 18, 2010. The Credit Agreement consisted of up to $40 million of borrowings to fund capital expenditures, including a $37 million term loan facility and a letter of credit sublimit of $3 million.  Borrowings under the Credit Agreement bore interest at either prime plus 1.5% or LIBOR plus 2.75% per annum.  AER’s obligations under the Credit Agreement were secured by a lien on and security interest in all of AER’s assets.  In connection with the termination of the Credit Agreement, the security agreements, guaranties and related liens on AER’s assets were also terminated.  As of November 30, 2009, there was $23.0 million of borrowings under the Credit Agreement and $1.5 million of standby letters of credit issued.  The prepayment amount of $24.7 million included: 1) the entire $23.0 million of outstanding borrowings, 2) approximately $1.5 million in cash collateral to be held by Lender’s agent for purposes of reimbursement of draws under, and satisfying AER’s obligations relating to outstanding letters of credit, 3) a $50,000 prepayment fee, and 4) approximately $0.15 million for one month’s accrued interest and unused facility fees.  The prepayment fee of $50,000 was in lieu of a 1% prepayment penalty as contained in the Credit Agreement, and resulted from the prepayment and termination of the Credit Agreement.  Comverge will write-off approximately $0.8 million of unamortized remaining debt issuance cost in the fourth quarter of fiscal 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By:   /s/ Michael D. Picchi
Name:       Michael D. Picchi
Title:         Interim President and Chief Executive Officer;
  Executive Vice President and Chief Financial Officer

Dated:  December 4, 2009